Datadog, Inc.
PSU Award Grant Notice
(2019 Equity Incentive Plan)
Datadog, Inc. (the “Company”) has awarded to you (the “Participant”) the number of performance restricted stock units specified and on the terms set forth below in consideration of your services (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2019 Equity Incentive Plan (the “Plan”) and the Global PSU Award Agreement, including any additional terms and conditions for your country included in the appendix attached thereto (the “Agreement”), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:	______________________________
Date of Grant:	______________________________
Vesting Commencement Date:	______________________________
Target Number of PSUs:	______________________________
Maximum Number of PSUs:	______________________________

Vesting Schedule:     [___________________]
The Participant must remain in Continuous Service through each such vesting date in order for the relevant portion of the Eligible PSUs to vest. Upon the Participant’s termination of Continuous Service, all then-unvested PSUs shall be immediately forfeited.

Issuance Schedule:    One share of Class A Common Stock will be issued for each performance restricted stock unit which vests at the time set forth in Section 5 of the Agreement.
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Class A Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.

Datadog, Inc.	Participant:
By:______________________________	______________________________
Signature	Signature
Title:_____________________________	Date:__________________________
Date:_____________________________

Datadog, Inc.
2019 Equity Incentive Plan
Global PSU Award Agreement
As reflected by your PSU Award Grant Notice (“Grant Notice”) Datadog, Inc. (the “Company”) has granted you a PSU Award under its 2019 Equity Incentive Plan (the “Plan”) for the number of performance restricted stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Global PSU Award Agreement for your PSU Award, including any additional terms and conditions for your country included in the appendix attached thereto (the “Agreement”) and the Grant Notice constitute your “PSU Award Agreement”. Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your PSU Award are as follows:
1.Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan. Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2.Grant of the PSU Award. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Class A Common Stock that is equal to the number of performance restricted stock units computed in accordance with the terms of the Vesting Schedule set forth in the Grant Notice and subject to your satisfaction of the performance and vesting conditions set forth therein (the “Performance Restricted Stock Units”). Any additional Performance Restricted Stock Units that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Restricted Stock Units covered by your PSU Award.
3.Dividends. You may become entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Class A Common Stock to be issued in respect of the Performance Restricted Stock Units covered by your PSU Award. Any such dividends or distributions shall be subject to the same forfeiture restrictions as apply to the Performance Restricted Stock Units and shall be paid at the same time that the corresponding shares are issued in respect of your vested Performance Restricted Stock Units, provided, however that to the extent any such dividends or distributions are paid in shares of Class A Common Stock, then you will automatically be granted a corresponding number of additional Performance Restricted Stock Units subject to the PSU Award (the “Dividend Units”), and further provided that such Dividend Units shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the Performance Restricted Stock Units subject to the PSU Award with respect to which the Dividend Units relate.
4.Withholding Obligations.
(a)You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing you (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or foreign taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU Award, including, but not limited to, the grant of the PSU

Award, the vesting of the PSU Award, the issuance of shares in settlement of vesting of the PSU Award, the subsequent sale of any shares of Class A Common Stock acquired pursuant to the PSU Award and the receipt of any dividends, Dividend Units or other dividend equivalents; and (ii) do not commit to and are under no obligation to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Class A Common Stock acquired upon settlement of the Performance Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iii) withholding from shares of Class A Common Stock to be issued to you upon settlement of the Performance Restricted Stock Units; or (iv) any other method of withholding determined by the Company and permitted by Applicable Law; provided, however, that that if you are a Section 16 officer of the Company under the Exchange Act, then the Administrator shall establish the method of withholding from alternatives (i)-(iv) herein and, if the Administrator does not exercise its discretion prior to the applicable withholding event, then you shall be entitled to elect the method of withholding from the alternatives above.
(c)The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in your jurisdiction, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares of Class A Common Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Class A Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Class A Common Stock subject to the vested Performance Restricted Stock Units, notwithstanding that a number of the shares of Class A Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Class A Common Stock, or the proceeds of the sale of shares of Class A Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.
5.Date of Issuance.
(e)To the extent your PSU Award is exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of shares of the Company’s Class A Common Stock equal to the number of vested Performance Restricted Stock Units subject to your PSU Award, including any additional Performance Restricted Stock Units received pursuant to Section 3 above that relate to those vested Performance Restricted Stock Units on the applicable vesting date(s), or if such date is not a business day, such delivery date shall instead fall on the next following business day (the “Original Distribution Date”).
(f)Notwithstanding the foregoing, in the event that you are prohibited from selling shares of the Company’s Class A Common Stock in the public market on the scheduled delivery date by the Trading Policy or otherwise, and the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Class A Common Stock in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the shares covered by the PSU Award vest. Delivery of the shares pursuant to the provisions of Section 5 is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. However, if and to the extent the PSU Award is a Non-Exempt Award, the provisions of the Plan with respect to Non-Exempt Awards shall apply in lieu of the provisions in this Section 5.
6.Nature of Grant. In accepting the PSU Award, you acknowledge, understand and agree that:
(g)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(h)the grant of the PSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Restricted Stock Units, other equity awards or benefits in lieu of equity awards, even if equity awards have been granted in the past;
(i)all decisions with respect to future PSU Awards or other grants, if any, will be at the sole discretion of the Company;
(j)the PSU Award grant and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate;
(k)you are voluntarily participating in the Plan;
(l)the PSU Award and any shares of Class A Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(m)the PSU Award and any shares of Class A Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(n)the future value of the shares of Class A Common Stock underlying the PSU Award is unknown, indeterminable, and cannot be predicted with certainty;
(o)if the PSU Award vests and you are issued shares of Class A Common Stock, the value of such shares of Class A Common Stock may increase or decrease in value following the date the shares are issued; even below the Fair Market Value on the date the PSU Award is granted to you;
(p)for purposes of the PSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the PSU Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the PSU Award (including whether you may still be considered to be providing services while on a leave of absence);

(q)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSU Award resulting from your termination of Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed, or the terms of your employment agreement, if any);
(r)unless otherwise agreed with the Company in writing, the PSU Award and any shares of Class A Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of the Company or any Affiliate; and
(s)neither the Company, the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSU Award or the subsequent sale of any shares of Class A Common Stock acquired upon settlement of the PSU Award.
7.Transferability. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution
8.Corporate Transaction. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
9.No Liability for Taxes. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.
10.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
11.Waiver.  You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
12.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Class A Common Stock.
13.Data Privacy. By signing the Grant Notice or otherwise accepting this Agreement in accordance with the Company’s acceptance procedures, you acknowledge that, in order for the Company to administer the grant of the PSU and any future participation in the Plan, the Company and the Employer must collect, process and transfer certain of your personal data, subject to the GDPR privacy policy for employees, workers and contractors (Europe).
14.Language.  You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
15.Governing Law/Venue.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of any action, lawsuit or other proceeding brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts where this grant is made and/or to be performed.
16.Insider Trading Restrictions / Market Abuse Law.  You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Class A Common Stock are listed and in applicable jurisdictions, including the United States, your country and the designated broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Class A Common Stock, rights to shares of Class A Common Stock (i.e., PSU Awards) or rights linked to the value of the shares of Class A Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy, or any other applicable insider trading policy then in effect. You acknowledge that you are responsible for complying with any applicable restrictions and are encouraged to speak with your personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in your country.
17.Foreign Asset/Account, Exchange Control and Tax Reporting.  You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Class A Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Class A Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The Applicable Laws in your country may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.
18.Country-Specific Provisions.  Notwithstanding any provisions of this Agreement to the contrary, if you reside or are employed outside of the United States, the PSU Award shall be subject to any terms and conditions for your country of residence (and country of employment, if different) set forth in the appendix attached hereto (the “Appendix”). Further, if you transfer residence and/or employment to another country reflected in the Appendix, the terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
19.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the PSU Award and on any shares of Class A Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Other Documents.  You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus.  In addition, you acknowledge receipt of the Company’s Trading Policy.
21.Questions. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

APPENDIX
TO THE
DATADOG, INC.
2019 EQUITY INCENTIVE PLAN
GLOBAL PSU AWARD AGREEMENT
Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Grant Notice and/or the Global PSU Award Agreement.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the PSU Award granted to you under the Plan if you are an employee that works or resides outside the U.S. and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer employment and/or residency to another country after the date of grant, are a consultant, change employment status to a consultant position, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you. References to your Employer shall include any entity that engages your services.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for your convenience and is based on the securities, exchange control and other laws in effect in the respective countries as of September 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in the PSU or sell any shares of Class A Common Stock acquired upon settlement of the vested PSU.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the date of grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.
AUSTRALIA
Notifications
Tax Conditions. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the PSU Award granted under the Plan, such that the PSU Award is intended to be subject to deferred taxation.
Securities Law Information. If you acquire shares of Class A Common Stock under the Plan and offer such shares of Class A Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice regarding your disclosure obligations prior to making any such offer.
Exchange Control Information. If you are an Australian resident, exchange control reporting is required for cash transactions exceeding AUD10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf. If there is no Australian bank involved with the transfer, you will be required to file the report.
AUSTRIA
Notifications
Exchange Control Information. If you hold securities (including shares of Class A Common Stock acquired under the Plan) outside of Austria, you will be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares of Class A Common Stock as of any given quarter meets or exceeds €30,000,000; and (ii) on an annual basis if the value of the shares of Class A Common Stock as of December 31 meets or exceeds €5,000,000. The deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.
In addition, if you hold cash (including proceeds from the shares of Class A Common Stock and any cash dividend equivalents or cash dividends) outside of Austria, you may be required to comply with certain exchange control obligations. If the transaction volume of all of your cash accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on a prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
BRAZIL
Terms and Conditions

Compliance with the Law. By accepting the Performance Restricted Stock Units, you acknowledge your agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items.

Nature of Grant. The following provision supplements Section 6 of the Global PSU Award Agreement:

By accepting the Performance Restricted Stock Units, you agree that (i) you are making an investment decision and (ii) the value of the underlying shares of Class A Common Stock is not fixed and may increase or decrease over the vesting period without compensation to you. You understand that the PSU is granted to you by the Company and does not constitute part of your normal compensation or salary. You further understand that the PSU was granted by the Company as a one-time benefit.

Notifications
Exchange Control Notification. If you hold assets and rights outside Brazil with an aggregate value exceeding USD 100,000, you will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including shares of Common Stock acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than USD 100,000 are not required to submit a declaration. Individuals holding assets and rights outside Brazil valued at more than USD 100,000,000 are required to submit a quarterly declaration.
CANADA
Terms and Conditions

Settlement of Performance Restricted Stock Units. Notwithstanding any terms or conditions of the Plan or the PSU Award Agreement to the contrary, Performance Restricted Stock Units and any dividend equivalents will be settled in shares of Common Stock only, not cash.
Termination. The following provision replaces Section 6(j) of the Global PSU Award Agreement in its entirety:
    (j)    In the event of the termination of your Continuous Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in the PSU Award Agreement or determined by the Company, your right to vest in the PSU Award under the Plan will terminate effective as of the earlier of (i) the date upon which you cease to provide services, or (ii) the date upon which you receive a notice of termination and will not in either case be extended by any contractual notice period in which you do not actively provide services or any period of pay in lieu of such notice (including, but not limited to Canadian statutory law, regulatory law and/or common law) mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; the Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the PSU Award (including whether you may still be considered to be providing services while on a leave of absence);
The following terms and conditions apply to employees resident in Quebec:

Language. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. This provision supplements Section 13 of the Global PSU Award Agreement:
You hereby authorize the Company or any Affiliate, including the Employer, and any agents or representatives to (i) discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan, and (ii) disclose and discuss any and all information relevant to the Plan with their advisors. You further authorize the Company or any Affiliate, including the Employer, and any agents or representatives to record such information and to keep such information in your employee file.
Notifications
Securities Law Information. You are permitted to sell shares of Class A Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Class A Common Stock acquired under the Plan takes place outside Canada through the facilities of the exchange on which the shares of Class A Common Stock are then listed.

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign specified property held outside Canada (including PSU Awards and shares of Class A Common Stock acquired under the Plan) annually on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds CAD 100,000 at any time during the year. Thus, if the CAD 100,000 cost threshold is exceeded by other foreign specified property held by the individual, PSU Awards must be reported (generally at a nil cost). For purposes of such reporting, shares of Class A Common Stock acquired under the Plan may be reported at their adjusted cost basis. The adjusted cost basis of a share is generally equal to the fair market value of such share at the time of acquisition; however, if you own other shares of Class A Common Stock (e.g., acquired under other circumstances or at another time), the adjusted cost basis may have to be averaged with the adjusted cost bases of the other shares of Class A Common Stock. You should consult with your personal legal advisor to ensure compliance with applicable reporting obligations.

CZECH REPUBLIC
Notifications
Exchange Control Notification. You may be required to fulfill certain notification duties in relation to the Performance Restricted Stock Units and the opening and maintenance of a foreign account, including reporting foreign financial assets with a value of CZK 200,000,000 or more. You should consult your personal legal advisor to ensure compliance with the applicable requirements.
DENMARK
Terms and Conditions
Stock Option Act. You acknowledge that you received the Employer Statement in Danish which sets forth additional terms of the Performance Restricted Stock Units, to the extent the Danish Stock Option Act applies.
Notifications
Foreign Asset / Account Reporting Notification. If you establish an account holding cash or shares of Class A Common Stock outside Denmark, you must report the account to the Danish Tax Administration. The form may be obtained from a local bank.
FRANCE
Terms and Conditions
Language Consent. By accepting the PSU Award, you confirm having read and understood the documents related to the PSU Award (the Plan and the PSU Award Agreement) which were provided in the English language. You accept the terms of these documents accordingly.
Consentement à la Langue Utilisée. En acceptant l’attribution de droits sur des actions assujettis à restrictions (PSU Award, l' « Attribution de PSU »), vous confirmez avoir lu et compris les documents relatifs à l’attribution (le Plan et le Contrat d’Attribution de PSU) qui ont été remis en anglais. Vous acceptez les termes de ces documents en connaissance de cause.
Notifications
Tax Information. This PSU Award is not intended to qualify for specific tax and social security treatment applicable to awards granted under Section L. 225-197.1 to L. 225-197.6 of the French Commercial Code, as amended.
Foreign Asset/Account Reporting Information. If you hold cash or shares of Class A Common Stock outside of France or maintain a foreign bank or brokerage account (including accounts that were opened and closed during the tax year), you are required to report such assets and accounts to the French tax authorities on an annual basis on a specified form, together with your income tax return. Failure to complete this reporting can trigger significant penalties.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank (Bundesbank). If you receive a payment in excess of EUR 12,500 in connection with the sale of shares of Class A Common Stock acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (Allgemeines Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
Foreign Asset/Account Reporting Information. German residents holding shares of Class A Common Stock must notify their local tax office of the acquisition of shares of Class A Common Stock when they file their returns for the relevant year if the value of the shares of Class A Common Stock exceeds EUR 150,000 or in the unlikely event that the resident holds shares of Class A Common Stock exceeding 10% of the Company’s share capital.
INDIA
Notifications

Exchange Control Information. Indian residents are required to repatriate the proceeds from the sale of shares of Class A Common Stock to India within specified timeframes. You must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with these requirements. Neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with any Applicable Laws.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including shares of Class A Common Stock held outside of India) in their annual tax returns. You are responsible for complying with this reporting obligation and should confer with your personal tax advisor to determine your obligations in this regard.

IRELAND
There are no country-specific provisions.
ITALY
Terms and Conditions

Plan Document Acknowledgement. By accepting the Performance Restricted Stock Units, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the PSU Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the PSU Award Agreement.

You acknowledge that you have read and specifically and expressly approve the following sections of the Global PSU Award Agreement and this Appendix, including: (4) Withholding Obligations; (9) No Liability for Taxes; (10) Severability; (11) Waiver; (13) Data Privacy; (14) Language; (15) Venue; and the Italy country-specific Terms and Conditions of this Appendix.

Notifications

Foreign Asset/Account Reporting Information. If you are an Italian resident and, during any fiscal year, hold investments or financial assets outside of Italy (e.g., cash, shares of Class A Common Stock) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

Foreign Financial Assets Tax. The fair market value of any shares of Common Stock held outside of Italy is subject to a foreign assets tax. Financial assets include shares of Class A Common Stock acquired under the Plan. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year. You should consult with your personal tax advisor about the foreign financial assets tax.

JAPAN
Notifications
Exchange Control Information. Japanese residents acquiring shares of Class A Common Stock valued at more than JPY 100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within twenty (20) days of the acquisition of the shares.
Foreign Asset/Account Reporting Information. Japanese residents are required to report details of any assets held outside Japan as of December 31st (including shares of Class A Common Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding JPY 50,000,000. Such report is due by March 15th each year. You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
Notifications

Securities Law Information.
Warning
This is an offer of rights to receive shares of Class A Common Stock underlying the Performance Restricted Stock Units. Performance Restricted Stock Units give you a stake in the ownership of the Company. You may receive a return if dividends are paid on the shares of Class A Common Stock. Shares of Class A Common Stock are quoted on the Nasdaq. This means you may be able to sell them on the Nasdaq if there are interested buyers. You may get less than invested. The price will depend on the demand for the shares of Class A Common Stock
If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preferred shares have been paid. You may lose some or all of your investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.
The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.
In compliance with applicable New Zealand securities laws, you are entitled to receive, in electronic or other form and free of cost, copies of the Company’s latest annual report, relevant financial statements and the auditor’s report on said financial statements (if any). You may obtain copies of such documents on written request to the Company at attn: General Counsel, Datadog, Inc., 620 8th Avenue, New York, New York 10018, United States of America. Filings made with the U.S. SEC also may be found at http://www.sec.gov. You are advised to ask questions, read all documents carefully, and seek independent financial advice before committing yourself.
NORWAY
There are no country-specific provisions.

POLAND
Notifications

Exchange Control Information. Polish residents holding foreign securities (including shares of Class A Common Stock) abroad must report information to the National Bank of Poland on transactions and balances of the securities deposited in such accounts if the value of such transactions or balances (calculated individually or together with other assets or liabilities held abroad) exceeds PLN 7,000,000. If required, the reports are due on a quarterly basis. Polish residents are also required to transfer funds through a bank account or payment institution in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently EUR 15,000, unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply). Further, upon the request of a Polish bank, Polish residents are required to inform the bank about all foreign exchange transactions performed through such bank. In addition, Polish residents are required to store documents connected with any foreign exchange transaction for a period of 5 years from the end of the year in which such transaction was made. Penalties may apply for failure to comply with exchange control requirements.
ROMANIA
Notifications
Exchange Control Information. Any transfer of funds exceeding €15,000 (whether made through a single transfer or a series of transfers) must be reported to the National Office for Prevention and Control of Money Laundering on specific forms by the relevant bank of financial institution. If you deposit proceeds from the sale of Class A Common Stock in a bank account in Romania, you may have to provide the Romanian bank through which the operations are effected with the appropriate documenting regarding receipt of the funds. You should consult with your personal legal advisor to determine whether you will be required to submit such documentation to the Romanian bank.
SINGAPORE
Terms and Conditions
Restriction on Sale of Shares. Shares of Class A Common Stock acquired under the Plan prior to the six (6) month anniversary of the date of grant may not be sold or otherwise offered for sale in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.
Notifications
Securities Law Information. The PSU Award is being granted to you pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been, nor will it be, lodged or registered as a prospectus with the Monetary Authority of Singapore.
Chief Executive Officer and Director Notification Obligation. You acknowledge that if you are the Chief Executive Officer (“CEO”) a director, associate director or shadow director of a Singapore Subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when you receive an interest (e.g., PSU Awards or shares of Class A Common Stock) in the Company or any Subsidiary within two business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the shares of Class A Common Stock are sold), or (iii) becoming a CEO, director, associate director or shadow director.

SOUTH KOREA
Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). You should consult with your personal tax advisor to determine how to value your foreign accounts for purposes of this reporting requirement and whether you are required to file a report with respect to such accounts.
SPAIN
Terms and Conditions

Nature of Grant. The following provision supplements Section 6 of the Global PSU Award Agreement:

In accepting the PSU, you consent to participate in the Plan and acknowledge that the Plan was made available to you and that you read a copy of the Plan and you consent to the terms and conditions of the PSU Award Agreement and acknowledge having received and read a copy of the PSU Award Agreement.

You understand and agree that, as a condition of the PSU grant, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of the PSU and loss of the shares of Class A Common Stock that may have been granted to you and that have not vested as of the date of your termination of employment.

In particular, you understand and agree that the PSU will be forfeited without entitlement to the underlying shares of Class A Common Stock or to any amount as indemnification in the event of your termination of employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, adjudged or recognized to be with or without good cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Company, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant the Performance Restricted Stock Units under the Plan to employees of the Company. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company on an ongoing basis. Consequently, you understand that the PSU is granted on the assumption and condition that the PSU and the shares of Class A Common Stock underlying the PSU shall not become a part of any employment or service contract with the PSU and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the PSU would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any PSU granted to you shall be null and void.

Notifications

Securities Law Information. The Performance Restricted Stock Units described in the PSU Award Agreement do not qualify as a security under Spanish regulations. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory. The PSU Award Agreement and any other documents evidencing the Performance Restricted Stock Units have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and none of these documents constitutes a public offering prospectus.

Exchange Control Information. The acquisition, ownership and sale of shares of Class A Common Stock under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. You also must declare ownership of any shares of Class A Common Stock as of December 31 of the prior year with the Directorate of Foreign Transactions each January. In addition, if the acquisition or sale of any shares of Class A Common Stock exceeds certain thresholds, it must be declared to the DGCI within 1 month after the sale.

When receiving foreign currency payments derived from the ownership of the Performance Restricted Stock Units or shares of Class A Common Stock (i.e., sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made if the payment exceeds €50,000. You will need to provide the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

In addition, you may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including the Performance Restricted Stock Units or any shares of Class A Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Class A Common Stock made to you by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

SWEDEN
There are no country-specific provisions.
SWITZERLAND
Notifications

Securities Law Information. The PSU grant is not intended to be publicly offered in or from Switzerland. Because it is considered a private offering, it is not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the Performance Restricted Stock Units (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).
UNITED ARAB EMIRATES
Terms and Conditions
Nature of Grant. The following provision supplements Section 6 of the Global PSU Award Agreement:

You acknowledge that the Performance Restricted Stock Units and related benefits do not constitute a component of your “wages” for any legal purpose. Therefore, the Performance Restricted Stock Units and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts which may be payable.
Notifications

Securities Law Notification. Performance Restricted Stock Units are being offered only to eligible employees of the Company and are in the nature of providing equity incentives to employees in the United Arab Emirates. Any award agreement related to the PSU Award is intended for distribution only to such eligible employees and must not be delivered to, or relied on by, any other person. Prospective acquirers of the securities offered should conduct their own due diligence on the securities.
United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any award documentation and have not approved the award documentation nor taken steps to verify the information set out therein, and thus, are not responsible for the content.
You should, as a prospective stockholder, conduct your own due diligence on the securities. If you do not understand the contents of the award documentation, you should consult an authorized financial advisor.
UNITED KINGDOM
Terms and Conditions
Withholding Obligations.  This provision supplements Section 4 of the Global PSU Award Agreement:
Without limitation to this Section 4, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenants to pay such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the indemnification provision in this Section 4, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the amount of any income tax due but not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Withholding Obligation occurs may constitute an additional benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover at any time thereafter by any of the means referred to in this Agreement.